Exhibit 99.1
          News From
FOR IMMEDIATE RELEASE
Federal Signal Appoints New Chief Financial Officer
OAK BROOK, Ill., December 3, 2008 – Federal Signal Corporation (NYSE:FSS) today announced the appointment of Bill Barker to the position of senior vice president and chief financial officer effective December 10. Mr. Barker will replace Stephanie Kushner, who will be leaving the Company to pursue other opportunities. Ms. Kushner will be available as a consultant during an interim period to assist with the transition.
“We are delighted to have an executive with Bill’s depth and breadth of experience in operations finance, reporting and strategic planning assuming this position,” said Bill Osborne, Federal Signal’s president and chief executive officer. “Bill’s disciplined and strategic financial track record and proven management capabilities will serve our Company and shareholders well.”
Prior to joining Federal Signal Mr. Barker served as the senior vice president and chief financial officer of the Sun-Times Media Group, Inc. Prior to that he served as vice president, finance and strategy for Gatorade, a division of PepsiCo Inc., and held a variety of positions with the Quaker Oats Company including vice president and corporate controller. Mr. Barker holds a master’s degree in business administration from Northwestern University’s Kellogg School of Management and a bachelor’s degree in economics from Dartmouth College.
Osborne continued, “I want to thank Stephanie for her hard work and significant contributions to Federal Signal since joining the Company in 2002. Stephanie’s accomplishments include leading the successful implementation of processes to meet the requirements of Sarbanes-Oxley, leading the Company’s global growth strategy to increase sales outside of the U.S. to more than 50% of the total and overseeing significant portfolio changes to reposition the company and strengthen the balance sheet. We wish Stephanie all the best in her future endeavors.”
About Federal Signal
Federal Signal Corporation (NYSE: FSS) enhances the safety, security and well-being of communities and workplaces around the world. Founded in 1901, Federal Signal is a leading global designer and manufacturer of products and total solutions that serve municipal, governmental, industrial and institutional customers. Headquartered in Oak Brook, Ill., with manufacturing facilities worldwide, the Company operates three groups: Safety and Security Systems, Environmental Solutions and Fire Rescue. For more information on Federal Signal, visit: http://www.federalsignal.com.
INVESTOR CONTACT: Dave Janek, +1.630.954.2000, djanek@federalsignal.com